Exhibit 99.1

Byrna Technologies Reports Fiscal Fourth Quarter and Full Year 2023 Results

Company Provides Updates on the Continued Success of Its Celebrity Endorsement Program

ANDOVER, Mass., February 14, 2024 /PRNewswire/ - Byrna Technologies Inc. (“Byrna” or the “Company”) (Nasdaq: BYRN), a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions, today reported select financial results for its fiscal fourth quarter (“Q4 2023”) and full year (“FY 2023”) ended November 30, 2023.

Fiscal Fourth Quarter 2023 and Recent Operational Highlights

●

Welcomed Glenn Beck, Judge Jeanine Pirro, and Bill O’Reilly to Byrna’s celebrity influencer roster, building upon the success of the Sean Hannity partnership and further enhancing the Company’s direct-to-consumer marketing program across multiple channels, with a focus on radio, television, and social media.

●	Increased daily average web sessions to 32,500 in Q4 2023, an increase of 174% sequentially from 11,870 in Q3 2023 and a year-over-year increase of 21.5% from 26,750 in Q4 2022.
●

Secured a record $6 million order, which included 5,000 Byrna launchers, from Córdoba Provincial Police in Argentina through Byrna’s Argentine distributor. This is the largest single order for Byrna launchers in the Company’s history.

●	Received the first order from the Hawaii Sherriff’s Division, further strengthening the Company’s position in the domestic law enforcement market.
●

Added 25% more production workers at its Fort Wayne manufacturing facility, increasing launcher production capacity from 10,000 to 12,500 units per month during a single shift, in response to rising demand resulting from the Company’s celebrity endorsement marketing campaign.

●

Introduced the Byrna Universal Kit (legal in all 50 states and Canada) for the Byrna LE and Byrna SD launchers, simplifying online checkout for new customers and cutting in half the number of SKUs that the Company must carry in inventory.

Fiscal Fourth Quarter 2023 Financial Results

Results compare the 2023 fiscal fourth quarter ended November 30, 2023 to the 2022 fiscal fourth quarter ended November 30, 2022 unless otherwise indicated.

Net revenue for Q4 2023 was $15.6 million, compared to $16.0 million in the fiscal fourth quarter of 2022 (“Q4 2022”). The slightly lower net revenue resulted from the exceptionally strong international sales recorded in Q4 2022, including a $3.4 million stocking order for the Company’s distributor in Argentina. Setting aside this one-time surge in international sales, Q4 2023 displayed strong growth, with domestic revenue up 32% year-over-year from Q4 2022, and up 122% sequentially compared to Q3 2023.

Gross profit for Q4 2023 was $9.0 million (58% of net revenue), up from $8.7 million (54% of net revenue) in Q4 2022. The increase in gross margin was primarily due to a higher percentage of the Company’s sales being derived from the higher margin direct-to-consumer (DTC) channel.

Operating expenses for Q4 2023 were $9.7 million, compared to $8.8 million for Q4 2022. The increase in operating expenses was primarily driven by an increase in marketing spend as part of the Company’s new celebrity endorsement strategy.

Net loss for Q4 2023 was $(0.8) million, compared to approximately breakeven for Q4 2022. The slight increase in net loss was primarily due to the increase in marketing spend and additional bonus accruals taken in Q4 2023, stemming from improved sales associated with new marketing campaigns.

Adjusted EBITDA1, a non-GAAP metric reconciled below, for Q4 2023 totaled $0.4 million, compared to $1.4 million for Q4 2022.

Cash and cash equivalents at November 30, 2023 totaled $20.5 million compared to $13.7 million at August 31, 2023. Inventory at November 30, 2023 totaled $13.9 million compared to $16.7 million at August 31, 2023. The Company has no current or long-term debt.

Fiscal Year 2023 Financial Results

Results compare the 2023 fiscal year ended November 30, 2023 to the 2022 fiscal year ended November 30, 2022 unless otherwise indicated.

Net revenue for FY 2023 was $42.6 million, compared to $48.0 million in the fiscal year ended November 30, 2022 (“FY 2022”). This decline was due to a $7.6 million decline in international sales from South Africa, South America, and Asia, partially offset by a $0.9 million increase in sales on Amazon and a $0.4 million increase in Fox Labs sales. Domestic dealer and distributor sales, which are less dependent on online advertising than DTC sales, grew by $1.6 million.

Gross profit for FY 2023 was $23.6 million (56% of net revenue), compared to $26.3 million (55% of net revenue) for FY 2022. Gross margins remained stable year-over-year as savings recognized from reduced freight costs were largely offset by unfavorable manufacturing variances resulting from lower production volumes and challenges encountered during the initial rollout of the Byrna LE launcher.

Operating expenses for FY 2023 were $31.4 million, compared to $34.0 million for FY 2022. The decrease in operating expenses was largely the result of the reduction in marketing expenses earlier in the year when Byrna was banned from advertising on most social media sites.

Net loss for FY 2023 was $(8.2) million, compared to $(7.9) million for FY 2022. The slight increase in net loss was primarily due to the decrease in revenue, largely offset by a decrease in operating expenses.

Adjusted EBITDA1 for FY 2023 totaled $(2.0) million, compared to $(1.0) million for FY 2022. The decrease in adjusted EBITDA was primarily due to lower-than-expected sales during the first nine months of 2023.

Management Commentary

Byrna CEO Bryan Ganz stated: “2023 was a transformational year for Byrna. Early in the year, we encountered two significant challenges. The first challenge stemmed from an early rollout of the groundbreaking Byrna LE launcher. We eagerly introduced the Byrna LE at SHOT Show in January 2023, where it received an enthusiastic reception and generated a flood of orders. However, as we ramped up production in late January, we encountered production and quality challenges that necessitated a temporary halt in production. In response, we worked closely with our vendors with an eye to improving DFM (design for manufacturability), which would ensure greater ease of manufacturability and higher incoming component quality. Following these adjustments, we successfully relaunched in May, and since then, the demand for and production of the Byrna LE has been strong.

1 See non-GAAP financial measures at the end of this press release for a reconciliation and a discussion of non-GAAP financial measures.

“The second challenge Byrna faced in early 2023 was an almost total ban on the ability to advertise our products online. Specifically, in March we were prohibited from advertising on most major social media platforms, including Facebook, Google, Instagram, and Twitter (X). This led to an immediate 60% drop in web traffic. Initially, sales were somewhat resilient, supported by the residual effect of our advertising prior to the ban, but by the third quarter, we experienced a significant decline in online sales. With this social media advertising ban, and the earlier mainstream media advertising bans, Byrna faced a significant challenge as the Company struggled to find an effective way to work around these advertising prohibitions and communicate its message.

“The Byrna management team was relentless in its pursuit of a solution, exploring multiple options and considering a host of marketing strategies which could be used to both educate the public on the benefits of non-lethal self-defense and drive demand for Byrna’s suite of non-lethal self-defense products. In September of 2023, Byrna implemented the strategy of using celebrity endorsers to build awareness and drive demand. This approach proved to be extremely effective, almost from the start, helping the Company post a record $15.4 million in domestic sales in the fourth quarter, up 122% from the prior quarter. I am extremely proud of the entire team at Byrna and what they have accomplished. The early success of these programs is a testament to not only their resiliency, ingenuity, and creativity, but also their ability to react quickly, decisively, and effectively under pressure.

“Our new marketing strategy, leveraging celebrity influencers who are closely aligned with our brand and our mission of saving lives, has boosted both web traffic and sales. In the fourth quarter, daily web sessions jumped to 32,500, up 174% from 11,870 in the third quarter of 2023 and up 21.5% from 26,750 in the fourth quarter of 2022, before the social media advertising ban took place. Moreover, conversion rates have stayed relatively consistent through the surge in web traffic, and our average order value (AOV) has increased by 15.2%, driven by a 20% rise in sales to first-time customers. This has contributed to a 41.2% increase in fourth quarter DTC sales year-over-year.

“Our strategic partnership with key influencers has led to an impressive return on advertising spend (ROAS), driving significant sales growth, especially with new customers. Since implementing the celebrity endorsement campaign, our ROAS has consistently exceeded our minimum threshold of 5.0X. Specifically, our ROAS was 7.5X for the fourth quarter of 2023. In the first two months of fiscal 2024 (December and January), we maintained this momentum with a 5.9X ROAS, an impressive feat during the post-holiday shopping period, when sales are typically slower. During Q4 2023, our first-time customer rate rose significantly, reaching 66.5% of daily orders, up from 55.5% in the same period the prior year. This 11% increase in first-time customers drove a higher average order value (AOV) and has given us the opportunity to target these new customers with special offers on ammo and accessories to realize their lifetime value.

“Beyond direct-to-consumer sales, our dealer sales have also increased, which we also attribute to the celebrity endorsement campaign. We are seeing positive momentum in the public safety market as well, with orders from Argentina, Mexico, and Hawaii. These law enforcement wins clearly indicate Byrna’s growing relevance among public safety professionals.

“In anticipation of growing demand in 2024, we have added to the headcount of production workers in Fort Wayne, increasing our daily launcher production capacity by 25% while still operating on a single shift. This gives Byrna significant additional production capacity if needed. We are also taking proactive measures to expand our ammo production by adding additional resources in both the U.S. and South Africa.

“Byrna’s strong financial footing provides a stable foundation to pursue our growth plan. With over $23.0 million in cash and cash equivalents at the end of January 2024, and no debt, we believe that our robust balance sheet positions us for growth in 2024.”

Conference Call

The Company’s management will host a conference call today, February 14, 2024, at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Toll-Free Dial-In: 877-709-8150

International Dial-In: +1 201-689-8354

Confirmation: 13743409

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Byrna’s website.

About Byrna Technologies Inc.

Byrna is a technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company's investor relations site here. The Company is the manufacturer of the Byrna® SD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a less-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company's e-commerce store.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "expects," "intends," "anticipates," and "believes" and statements that certain actions, events or results "may," "could," "would," "should," "might," "occur," or "be achieved," or "will be taken." Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to our statements related to our ability to continue to grow web traffic and sales as a result of our celebrity endorser marketing strategy, our ability to continue to expand our presence in the law enforcement market, our ability to further expand production capacity, and our ability to pursue our growth plan with existing cash resources. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services; prolonged, new, or exacerbated disruption of our supply chain; the further or prolonged disruption of new product development; production or distribution disruption or delays in entry or penetration of sales channels due to inventory constraints, competitive factors, increased transportation costs or interruptions, including due to weather, flooding or fires; prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers; determinations by third party controlled distribution channels, including Amazon, not to carry or reduce inventory of the Company's products; determinations by advertisers or social media platforms, or legislation that prevents or limits marketing of some or all Byrna products; the loss of marketing partners; increases in marketing expenditure may not yield expected revenue increases; potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factors; product design or manufacturing defects or recalls; litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand; regulatory factors including the impact of commerce and trade laws and regulations; and future restrictions on the Company's cash resources, increased costs and other events that could potentially reduce demand for the Company's products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, ("Risk Factors") in the Company's most recent Form 10-K and Part II, Item 1A (“Risk Factors”) in the Company’s most recent Form 10-Q, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in the Company's SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Investor Contact:

Tom Colton and Alec Wilson
Gateway Group, Inc.
949-574-3860
BYRN@gateway-grp.com

[Financial Tables to Follow]

BYRNA TECHNOLOGIES INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Amounts in thousands except share and per share data)
(Unaudited)

	For the Three Months Ended November 30,		For the Years Ended November 30,
	2023	2022	2023	2022
Net revenue	15,640	16,018	42,644	48,036
Cost of goods sold	(6,596)	(7,355)	(18,997)	(21,758)
Gross profit	9,044	8,663	23,647	26,278
Operating expenses	9,729	8,796	31,437	33,733
INCOME/(LOSS) FROM OPERATIONS	(684)	(133)	(7,790)	(7,455)
OTHER INCOME (EXPENSE)
Foreign currency transaction loss	(32)	(23)	(270)	(87)
Interest income (expense), net	168	190	693	201
Income/(Loss) from joint venture	22	—	(603)	—
Other expenses	27	(15)	(57)	(310)
INCOME/(LOSS) BEFORE INCOME TAXES	(499)	19	(8,027)	(7,651)
Income tax (provision) benefit	(330)	(153)	165	(234)
NET LOSS	(829)	(134)	(8,192)	(7,885)

Foreign exchange translation adjustment	205	19	(436)	(604)
COMPREHENSIVE LOSS	(624)	(114)	(8,628)	(8,489)

Net loss per share – basic and diluted	(0.04)	(0.01)	(0.37)	(0.35)
Weighted-average number of common shares outstanding during the year – basic and diluted	21,991,313	21,339,369	21,919,624	22,364,201

BYRNA TECHNOLOGIES INC.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	November 30,
	2023	2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$20,498	$20,068
Accounts receivable, net	2,945	5,915
Inventory, net	13,890	15,462
Prepaid expenses and other current assets	868	1,200
Total current assets	38,201	42,645

Deposits for equipment	1,163	2,269
Right-of-use-asset, net	1,805	2,424
Property and equipment, net	3,803	3,309
Intangible assets, net	3,583	3,872
Goodwill	2,258	2,258
Investment in joint venture	—	—
Loan to joint venture	1,473	—
Other assets	28	272
TOTAL ASSETS	$52,314	$57,049
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,158	$7,708
Operating lease liabilities, current	644	757
Deferred revenue	1,844	458
Total current liabilities	8,646	8,923

LONG TERM LIABILITIES
Deferred revenue, non-current	91	340
Operating lease liabilities, non-current	1,258	1,792
Total Liabilities	9,995	11,055

COMMITMENTS AND CONTINGENCIES (NOTE 19)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized. 24,168,014 shares issued and 22,002,027 outstanding as of November 30, 2023 and, 24,018,612 shares issued and 21,852,625 outstanding as of November 30, 2022	24	23
Additional paid-in capital	130,426	125,474
Treasury stock (2,165,987 shares purchased as of November 30, 2023 and 2022)	(17,500)	(17,500)
Accumulated deficit	(69,575)	(61,383)
Accumulated other comprehensive loss	(1,056)	(620)

Total Stockholders’ Equity	42,319	45,994

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$52,314	$57,049

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we provide an additional financial metric that is not prepared in accordance with GAAP (non-GAAP) with presenting non-GAAP adjusted EBITDA. Management uses this non-GAAP financial measure, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. We believe that this non-GAAP financial measure helps us to identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we exclude in the calculations of the non-GAAP financial measure.

Accordingly, we believe that this non-GAAP financial measure reflects our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business and provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

This non-GAAP financial measure does not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP. There are limitations in the use of non-GAAP measures, because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment concerning exclusions of items from the comparable non-GAAP financial measure. In addition, other companies may use other non-GAAP measures to evaluate their performance, or may calculate non-GAAP measures differently, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison.

Adjusted EBITDA

Adjusted EBITDA is defined as net (loss) income as reported in our condensed consolidated statements of operations and comprehensive (loss) income excluding the impact of (i) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest income (expense); (iv) stock-based compensation expense, (v) impairment loss, and (vi) one-time, non-recurring other expenses or income. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended
	November 30,
	2023	2022
Net loss	$(829)	$(134)

Adjustments:
Interest (income) expense	(168)	(190)
Income tax provision (benefit)	330	153
Depreciation and amortization	341	241
NON-GAAP EBITDA	(326)	70

Stock-based compensation	686	1,363
Severance/separation expense	30	—
NON-GAAP adjusted EBITDA	$390	$1,433

	For the Years Ended
	November 30,
	2023	2022
Net loss	$(8,192)	$(7,885)

Adjustments:
Interest (income) expense	(693)	(201)
Income tax provision (benefit)	(165)	234
Depreciation and amortization	1,262	855
NON-GAAP EBITDA	(7,458)	(6,997)

Stock-based compensation	5,375	5,424
Severance/separation expense	82	556
NON-GAAP adjusted EBITDA	$(2,001)	$(1,017)